EXHIBIT 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Voce, together with the other Participants, intends to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit votes for the election of its slate of director nominees and certain business proposals at the 2019 annual general meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, AT (855) 305-0856 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be: (i) Voce Catalyst Partners LP, a Delaware limited partnership (“Voce Catalyst Partners”); (ii) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (iii) Voce Capital LLC, a Delaware limited liability company and sole Managing Member of Voce Capital Management (“Voce Capital LLC”); (iv) J. Daniel Plants, sole Managing Member of Voce Capital LLC and a United States citizen (“Mr. Plants,” and together with Voce Catalyst Partners, Voce Capital Management and Voce Capital LLC, the “Voce Parties”); (v) Carol A. McFate (“Ms. McFate”), (vi) Bernard C. Bailey (“Mr. Bailey”), (vii) Kathleen M. Dussault (“Rear Adm. Dussault”), (viii) Nicholas C. Walsh (“Mr. Walsh”) and (ix) Charles H. Dangelo (“Mr. Dangelo”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 1,905,469 common shares, $1.00 par value, of the Company (the “Common Shares”). Of the 1,903,469 Common Shares beneficially owned in the aggregate by the Voce Parties, including the 100 Common Shares owned by Voce Catalyst Partners in record name, such Common Shares may be deemed to be beneficially owned as follows: (a) 1,903,469 Common Shares may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners; (b) 1,903,469 Common Shares may be deemed to be beneficially owned by Voce Capital LLC, by virtue of it being the general partner of Voce Capital Management; and (c) 1,903,469 Common Shares may be deemed to be beneficially owned by Mr. Plants by virtue of him being the sole managing member of Voce Capital LLC and the Managing Partner of Voce Capital Management. Mr. Walsh may be deemed to beneficially own 2,000 Common Shares. As of the date hereof, Ms. McFate, Mr. Bailey, Rear Adm. Dussault and Mr. Dangelo do not beneficially own any Common Shares. Each of Ms. McFate, Mr. Bailey, Rear Adm. Dussault, and Mr. Dangelo expressly disclaims beneficial ownership of the Common Shares beneficially owned by the Voce Parties and Mr. Walsh. Mr. Walsh expressly disclaims beneficial ownership of the Common Shares beneficially owned by the Voce Parties. Each of the Voce Parties expressly disclaims beneficial ownership of the Common Shares beneficially owned by Mr. Walsh. Each Participant disclaims beneficial ownership of the Common Shares reported above except to the extent of his, her or its actual pecuniary interest therein.